3637 Fourth Street North, Suite 330

St. Petersburg, FL 33704

Office: 727-498-8514

JOINT VENTURE BETWEEN
Minotauro SRL.
AND
FUTUREWORLD CORP. (FWDG)

This Letter of Intent (“LOI”) summarizes the principal terms and conditions of the proposed Agreement between FutureWorld Corp., a Delaware corporation located at 3637 Fourth Street North, Suite 330, St. Petersburg, FL 33704 (hereafter “Company” or “FWDG”), and Minotauro SRL., Daniel Nuñoz str 3023 Montevideo, Uruguay (hereafter “Developer” or “URGY” or “JV Partner”), referred to jointly in this document as the “Parties." Subject to the conditions set forth below and to the successful negotiation and execution of a definitive joint venture (“JV”) agreement (the “Agreement”, or “JV Agreement”), which will fully reflect the understanding and agreement of the Parties, the Company and Developer intend to consummate the following Letter of Intent:

Nature of Proposed Agreement

FutureWorld develops, manufactures and distributes automated dispensaries called CaNNaBoX™, agricultural and horticultural products such as SmartSense and SmartGrow, perimeter security products such as SPIDer, a plant tracking and compliance product called CannaTRAK™, and a scientific lab process for Cannabis testing. FutureWorld has spent the last year developing patented products that will offer the company's proprietary products to qualified companies in the US and around the world. The Company intends to engage the JV partner in Uruguay to introduce FutureWorld products / systems in Uruguay, to support and organize the set up and the production, to work with local partners, to organize offices and manpower, and manage technical and material support including planning and licensing.

General Scope

1.	The Parties desire to conduct a business operation together.
2.	Each party is willing to make a tangible contribution as an investment to the JV of money to finance the operation, equipment and other assets, securities, Intellectual Property and or other products or services, or a combination thereof.

a)	It is agreed that the most desirable form of business for conducting the operation is a Joint Venture to be established for this purpose.
b)	Ownership interest by each party in the Joint Venture shall be determined.
c)	Contribution by each Party shall be proportional to its ownership interest.

3.	Parties agree that the main purpose of this JV LoI is to obtain a license or a contract from the government of Uruguay for the activities detailed in this JV LoI and start and continue the joint activities for the production a distribution primly on the territory of Uruguay.

  For the reason recited above, and in consideration of the mutual terms contained in this LOI, we propose the following:

Contributions

FutureWorld Corp, Inc.

1.	Provide any and all patented technology and products or services for the joint development of the medical/recreational marijuana market and dispensaries in Uruguay under branded products such as CaNNaBoX™. Products maybe branded especially for Uruguay for the JV partner.

2.	Technical design and support for the development, improvements and integration of needed applications, if applicable.
3.	Provide limited rights to the Company’s wireless, wireless mesh and other patents and technologies.
4.	Sales and marketing contributions support for lobbying and governmental negotiations.
5.	Second-line post-sale technical support resources.
6.	Post-development technical resources for maintaining and augmenting the dispensaries as needed.

Minotauro SRL

1.	Lobbying the government agencies in Uruguay for Company’s products and services.
2.	Source, sign up and work with local partners and organize offices and manpower for distributing Company’s branded products and services in Uruguay.
3.	Introduce Company’s products / systems in Uruguay.
4.	Market Company’s branded products with the contribution of the Company.
5.	Support and organize the set up and the production of the JV branded products in Uruguay.
6.	Handle governmental compliance, regulatory issues and communication.
7.	Develop internal and external plans for government agencies for the products and services offered with the help of the Company.

Additional Items on the JV agreement:

1.	The Company will have full rights to the intellectual properties and technologies offered in Uruguay.
2.	Company may establish offices in Uruguay under “FutureWorld Uruguay”. The activity of those offices will be mutually agreed and regulated by the JV partners. The JV partners are going to avoid overlapping activities and to compete with each other.

3.	The JV partners are going to create a preliminary business plan with a cost and profit and cash flow analysis. As the project is progressing this business plan will be upgraded and detailed time to time and will be accepted as guideline to secure financing, approve costs and create market/sales prices. The upgraded business plan shall be mutually accepted and confirmed in written by the Parties.

4.	The company will receive all payment or cost in advance of any implementations in Uruguay for its products, services and technological implementations. In some cases, 50% upfront payment will be required at minimum. Payments shall be made through international wire transfer.

5.	JV partner will receive 25% of the revenue derived from the sale of the Company’s products, services, development and implementations in Uruguay as commission, after payment of basic expenses.
6.	JV partner may be eligible for an additional 10% of the revenue derived from the sale of the Company’s products, services, development and implementations in Uruguay as commission, with a substantial increase in revenue through its efforts.

7.	JV partner will receive 10% commission of any financing attained through its efforts or connections.
8.	JV partner will be compensated for expenses including commissions and other fees paid out to the persons or companies in relation to JV activity in Uruguay. The expenses must be proposed in advance of the activity and approved by the company.

9.	All payments to the JV partner shall be made within 14 days of the receipt of any payments.
10.	JV partner may, at its discretion, private label and brand Company’s products to increase value for itself and its partners.
11.	JV partner will be offered stock grants and options of the Company’s common stock.

12.	The JV Agreement is exclusive between the Company and the JV partner and as long as the JV Agreement is in force JV partner will be the exclusive partner of the Company in Uruguay. In the case of cancellation of the JV Agreement the contractual stipulations have to be applied.

Additional Items:

Costs. Each party shall pay its own expenses incurred in connection with the transaction (“Transaction”) contemplated herein.

Execution of Definitive Agreements and Closing. The execution of the JV LOI shall occur no later than June 05, 2014 (the “Execution Date”). The execution of the full JV Agreement and the closing shall occur no later than June 16, 2014.

Provided that these dates may be extended by mutual written agreement between the Parties

This JV LoI and the JV agreement shall enter fully into force on the day of their signing but they only become active in case of signing the agreement with the government of Uruguay or a license was received for the activities detailed in this JV LoI.

Disclosure. Except as and to the extent required by law, court order or the rules or regulations of any securities exchange or governing body with jurisdiction over the Parties, without the prior written consent of the other party, neither the Parties nor their respective agents will, and each will direct its representatives not to make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding, the Transaction between the Parties or any of the terms, conditions, or other aspects of the Transaction. If a party is required to make any such disclosure, it must first provide to the other party the content of the proposed disclosure, the reasons that such disclosure is required, and the time and place that the disclosure will be made. The Parties will cooperate with each other in making any disclosures regarding the proposed Transaction and as to the form and substance of any press releases, announcements and other disclosures, provided that no press release may be released by a party without the prior written approval of the other party, which consent shall not unreasonably be withheld or delayed.

Conditions to Closing. Completion of the Transaction will be conditional upon, among other things, the following:

a.	The Parties shall be satisfied that there have been no adverse changes to the business or financial condition of the other party between the date of this JV and the Execution Date;

b.	Both Parties shall be in good standing as corporations in their jurisdictions of incorporation;

c.	Approval of the Boards of Directors of URGY and FWDG;

d.	All consents, permits and other approvals required or deemed advisable by legal counsel for the Transaction shall have been obtained;

e.	No law or order shall have been enacted, entered, issued, promulgated or enforced by any governmental entity, which prohibits the Transaction contemplated by this JV or which would not permit Provision’s business as presently conducted to continue unimpaired following the Closing Date; and

f.	The representations and warranties of the Parties herein contained shall be true in all material respects at the Closing Date and with the same effect as though made at that time.

Termination. In the event that (i) Definitive Agreements are not executed on or before the Execution Date, this JV LoI will terminate automatically upon such date, subject to any extension to the Closing Date as set forth above. In addition, this JV may be terminated at any time by mutual written agreement of the Parties. Upon any such termination, no party will be under any further obligation hereunder.

Jurisdiction. This JV will be governed by and construed in accordance with the law of the State of Florida and the Parties hereby attorn to the jurisdiction of the Courts of competent jurisdiction of the State of Florida in any proceeding hereunder.

Miscellaneous. This JV constitutes the entire agreement between the Parties with respect to the subject matter hereof.

The provisions of this JV do not constitute and will not give rise to any legally binding obligation on the part of URGY or FWDG. Moreover, no past or future action, course of conduct or failure to act or relating to the negotiation of the terms of the Definitive Agreements, will give rise to or serve as a basis for any obligation or other liability on the part of URGY or FWDG.

This JV may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

FUTUREWORLD CORP.

By:____/s/Sam Talari_______________________

Name: Sam Talari

Title: Chief Executive Officer

Date: 06/04/2014

Acknowledged and agreed to on the date set forth above:

Minotauro SRL.

Daniel Nuñoz str 3023 Montevideo, Uruguay

By:______/s/Daniel Nunoz_____________________

Name: Daniel Nunoz
Title: President

Date: 06/04/2014